                                                                 Exhibit (a)(12)

               AIR PRODUCTS AND CHEMICALS, INC., AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)
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
                                                                                                     Six
                                                                                                    Months
                                                                                                    Ended
                                                                                                     31
                                                       Year Ended 30 September                      March
                                         ------------------------------------------------------     -----
                                         1992        1993        1994        1995       1996        1997
                                         ----        ----        ----        ----       ----        ----
                                                       (Millions of dollars)
EARNINGS:
Income before extraordinary item
   and the cumulative effect of
   accounting changes:                  $277.0      $200.9      $233.5      $368.2      $416.4      $205.9

Add (deduct):
   Provision for income taxes            130.8       103.0        95.2       186.2       195.5        98.7

   Fixed charges, excluding
     capitalized interest                133.4       127.3       127.1       148.8       184.0       118.6

   Capitalized interest amortized
     during the period                     7.5         7.7         8.0         9.1         9.4         4.0

   Undistributed earnings of less-
     than-fifty-percent-owned
     affiliates                          (12.5)       (8.1)       (2.8)      (25.4)      (40.6)      (20.6)
                                          ----        ----        ----       -----       -----       -----
     Earnings, as adjusted              $536.2      $430.8      $461.0      $686.9      $764.7      $406.6
                                         =====       =====       =====     =======    ========     =======
FIXED CHARGES:

Interest on indebtedness, including
   capital lease obligations            $125.1      $118.6      $118.2      $139.4      $171.7      $111.4

Capitalized interest                       4.1         6.3         9.7        18.5        20.0        10.7

Amortization of debt discount
   premium and expense                      .8          .7          .8          .2         1.5          .9

Portion of rents under operating
   leases representative of the
   interest factor                         7.5         8.0         8.1         9.2        10.8         6.3
                                          ----        ----        ----       -----       -----       -----
     Fixed charges                      $137.5      $133.6      $136.8      $167.3      $204.0      $129.3
                                         =====       =====       =====     =======    ========     =======
RATIO OF EARNINGS TO FIXED CHARGES:        3.9         3.2         3.4         4.1         3.7         3.1
                                         =====       =====       =====     =======    ========     =======
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